                                                                    EXHIBIT 12.1

                          ARCHSTONE COMMUNITIES TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                       Three Months Ended
                                            March 31,                   Twelve Months Ended December 31,
                                       ------------------    -------------------------------------------------------
                                         2000       1999       1999        1998      1997(1)      1996        1995
                                       -------    -------    --------    --------    -------    --------    --------
Earnings from operations.............  $43,197    $39,668    $169,339    $134,571    $24,686    $ 94,089    $ 81,696
Add:
  Interest expense...................   34,202     27,018     121,494      83,350     61,153      35,288      19,584
                                       -------    -------    --------    --------    -------    --------    --------
Earnings as adjusted.................  $77,399    $66,686    $290,833    $217,921    $85,839    $129,377    $101,280
                                       =======    =======    ========    ========    =======    ========    ========
Fixed charges:
  Interest expense...................  $34,202    $27,018     121,494    $ 83,350    $61,153    $ 35,288    $ 19,584
  Capitalized interest...............    6,570      8,838      31,912      29,942     17,606      16,941      11,741
                                       -------    -------    --------    --------    -------    --------    --------
    Total fixed charges...... .......  $40,772    $35,856    $153,406    $113,292    $78,759    $ 52,229    $ 31,325
                                       =======    =======    ========    ========    =======    ========    ========
Ratio of earnings to fixed charges...      1.9        1.9         1.9         1.9        1.1         2.5         3.2
                                       =======    =======    ========    ========    =======    ========    ========


(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.